                                                                         EX-99.1

                           CARBONES DEL GUASARE, S.A.

                 REPORT OF INDEPENDENT ACCOUNTANTS AND FINANCIAL
                STATEMENTS IN U.S. DOLLARS PREPARED IN ACCORDANCE
              WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE
                      UNITED STATES OF AMERICA (U.S. GAAP)
                            DECEMBER 31, 2003 AND 2002

                                                  Member firm of

ESPINEIRA, SHELDON Y ASOCIADOS                    [PRICEWATERHOUSECOOPER LOGO]


                                                  Espineira, Sheldon y Asociados
                                                  Avenida Principal de Chuao
                                                  Edificio Del Rio
                                                  P.O. Box 1789
                                                  Caracas 1010-A Venezuela
                                                  Telephone: 700.66.66
                                                  Telecopier: 991.52.10

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Carbones del Guasare, S.A.

In our opinion, the accompanying balance sheet and the related statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Carbones del Guasare, S.A. at December 31, 2003 and 2002, and the results of its operations and its cash flows for the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

ESPINEIRA, SHELDON Y ASOCIADOS

/s/ Jose Antonio Apostolico B.
------------------------------

Jose Antonio Apostolico B.

CPC 18575

Maracaibo, Venezuela
 March 16, 2004

                           CARBONES DEL GUASARE, S.A.

                                  BALANCE SHEET

                                                        December 31,
                                                    -------------------
                                                     2003        2002
                                                    -------     -------
                                                       (Thousands of
                                                        U.S.dollars)
                     Assets
Current assets:
 Cash and cash equivalents                           33,986      55,230
 Accounts receivable -
  Trade                                                  84          60
  Shareholders and related companies (Note 3)        57,220      16,286
  Employees and other (Note 4)                          972       2,008
  Advances to suppliers                                 955       1,342
 Inventories, net (Note 5)                           15,728      21,561
 Prepaid expenses                                       211         272
 Value added tax (Note 10)                           14,170       7,456
                                                    -------     -------
      Total current assets                          123,326     104,215

Long-term accounts receivable (Note 4)                1,940       2,678
Fixed assets, net (Note 6)                           64,567      70,527
Net deferred income tax                               2,530           -
Asset retirement obligations (Notes 2-k and 12)         960       1,013
Other assets                                             72         268
                                                    -------     -------
                                                    193,395     178,701
                                                    =======     =======

     The accompanying notes are an integral part of the financial statements

                           CARBONES DEL GUASARE, S.A.

                                  BALANCE SHEET

                                                                  December 31,
                                                                -----------------
                                                                 2003       2002
                                                                -------   -------
                                                                  (Thousands of
                                                                   U.S. dollars)

            Liabilities and Shareholders' Equity

Current liabilities:
 Bank loans (Note 7)                                              6,250         -
 Accounts payable -
  Contractors and suppliers                                      26,149    17,359
  Shareholder and related companies (Note 3)                      3,443     2,817
 Accruals and other payables (Note 8)                            10,243     9,436
 Taxes (Note 10)                                                 10,676    25,683
                                                                -------   -------
       Total current liabilities                                 56,761    55,295

Accrual for employee termination benefits                         1,274     1,277
Provision for asset retirement obligations (Notes 2-k and 12)     2,823     2,730
                                                                -------   -------
       Total liabilities                                         60,858    59,302
                                                                -------   -------
Commitments and contingencies (Note 13)
Shareholders' equity, see accompanying
 statement (Note 9):
  Capital stock                                                  79,699    79,699
  Additional paid-in capital                                      1,014     1,014
  Treasury stock                                                 (1,034)   (1,034)
  Retained earnings -
    Legal reserve                                                 1,135     1,135
    Unappropriated                                               51,723    38,585
                                                                -------   -------
           Total shareholders' equity                           132,537   119,399
                                                                -------   -------
                                                                193,395   178,701
                                                                =======   =======

     The accompanying notes are an integral part of the financial statements

                           CARBONES DEL GUASARE, S.A.

                               STATEMENT OF INCOME

                                                                 Years   ended
                                                                  December 31,
                                                              -------------------
                                                               2003         2002
                                                              -------     -------
                                                                (Thousands of
                                                                 U.S. dollars)
Income:
 Sales of coal (Notes 2 and 3)                                200,433     235,314
                                                              -------     -------
Costs and expenses:
 Operating costs                                              107,774     111,125
 General, selling and administrative expenses                   6,999       8,484
 Contractor compensation (Note 1-b)                             4,579       5,193
 Depreciation (Notes 6 and 12)                                 14,101      13,759
 Accretion expense (Note 12)                                       93          89
 Leasing of coal mines (Note 1-b)                              19,949      23,452
 Exploitation tax (Note 10)                                     4,177       5,676
                                                              -------     -------

                                                              157,672     167,778
                                                              -------     -------

      Operating income                                         42,761      67,536
                                                              -------     -------
 Interest income                                                1,335       2,226
 Interest expenses (Note 8)                                    (1,610)          -
 Other income net                                                  95           9
 Remeasurement adjustment                                       2,464      (1,411)
                                                              -------     -------

                                                                2,284         824
                                                              -------     -------
      Income before taxes and cumulative effect
        of change in accounting principle                      45,045      68,360

Taxes (Note 10)                                                11,899      30,965
                                                              -------     -------
      Income before cumulative effect
        of change in accounting principle                      33,146      37,395

Cumulative effect of change in accounting principle, net of
 taxes (Notes 2-k and 12)                                           -       1,040
                                                              -------     -------

      Net income                                               33,146      36,355
                                                              =======     =======

     The accompanying notes are an integral part of the financial statements

                           CARBONES DEL GUASARE, S.A.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                 Retained earnings
                                                Additional                     ---------------------         Total
                                   Capital        paid-in      Treasury         Legal                    shareholders'
                                    stock         capital       stock          reserve   Unappropriated     equity
                                   -------      ----------     --------        -------   --------------  -------------
                                                           (Thousands of U.S. dollars)
Balances at December 31, 2001       79,699         1,014        (1,034)         1,135         72,244        153,058

Net income for 2002                      -             -             -              -         36,355         36,355
Dividends paid (Note 9):
 Common shares                           -             -             -              -        (70,000)       (70,000)
 Preferred shares                        -             -             -              -            (14)           (14)
                                    ------         -----        ------          -----        -------        -------
Balances at December 31, 2002       79,699         1,014        (1,034)         1,135         38,585        119,399

Net income for 2003                      -             -             -              -         33,146         33,146
Dividends paid (Note 9):
 Common shares                           -             -             -              -        (20,000)       (20,000)
 Preferred shares                        -             -             -              -             (8)            (8)
                                    ------         -----        ------          -----        -------        -------

Balances at December 31 , 2003      79,699         1,014        (1,034)         1,135         51,723        132,537
                                    ======         =====        ======          =====        =======        =======


     The accompanying notes are an integral part of the financial statements

                           CARBONES DEL GUASARE, S.A.

                             STATEMENT OF CASH FLOWS

                                                                             Years ended
                                                                             December 31,
                                                                         --------------------
                                                                          2003         2002
                                                                         ------      --------
                                                                            (Thousands of
                                                                            U.S. dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                              33,146        36,355
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities -
   Depreciation of fixed assets and asset retirement obligations         14,101        13,759
   Accretion expense                                                         93            89
   Remeasurement adjustment                                              (2,464)        1,411
   Cumulative effect of change in accounting principle, net of taxes          -         1,040
   Deferred income tax                                                   (2,530)            -
   Accrual for employee termination benefits                                712         2,764
   Payment of employee termination benefits                                (715)       (3,394)
 Net change in operating assets and liabilities -
  Accounts receivable                                                   (40,897)       20,581
  Inventories                                                             5,833           789
  Prepaid expenses                                                           61           (55)
  Value added tax                                                        (6,714)        1,121
  Other assets                                                              196            (3)
  Long-term accounts receivable                                             738         3,040
  Accounts payable, accruals and other taxes                             (1,810)        9,499
                                                                        -------      --------
     Net cash provided by (used in) operating activities                   (250)       86,996
                                                                        -------      --------
NET CASH USED IN FINANCING INVESTING ACTIVITIES:
 Additions to fixed assets                                               (8,088)      (23,394)
                                                                        -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Loans                                                                    6,250             -
 Dividends paid                                                         (20,008)      (70,014)
                                                                        -------      --------
     Net cash used in financing activities                              (13,758)      (70,014)
                                                                        -------      --------
EFFECT OF REMEASUREMENT ADJUSTMENT ON CASH AND CASH
 EQUIVALENTS                                                                852           488
                                                                        -------      --------
CASH AND CASH EQUIVALENTS:
 Net change for the year                                                (21,244)       (5,924)

 At the beginning of the year                                            55,230        61,154
                                                                        -------      --------
 At the end of the year                                                  33,986        55,230
                                                                        =======      ========
SUPPLEMENTARY INFORMATION:
 Cash paid during the year for -
  Interest                                                                1,317             -
  Taxes                                                                  29,436        10,019

     The accompanying notes are an integral part of the financial statements

                           CARBONES DEL GUASARE, S.A.

                        NOTES TO THE FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002

NOTE 1 - INCORPORATION AND OPERATIONS:

a) Incorporation

Carbones del Guasare, S.A. (the Company) is engaged in the exploration and exploitation of coal mines located in the region of Guasare, Zulia State, Venezuela. Net assets of Carbozulia related to the mining project were transferred as payment for capital stock subscribed in 1988 by the shareholders Carbones del Zulia, S.A. (Carbozulia) and Agipcoal Antilles, N.V.

In 1988 the Company's shareholders entered into a joint venture agreement for the Gran Mineria project which includes the Paso Diablo and Socuy (PIP) concessions. In July 1995, pursuant to certain purchase agreements, Rig Deelneming Maatschappij, B.V. (Ruhrkohle) and Shell Coal (South America) Limited (Shell) purchased all Class "B" shares in the Company and undertook to assume all rights and obligations derived from the joint venture agreement entered into in 1988 by the shareholders. In October 1995 the aforementioned agreement was amended as a result of the acquisition of Class "B" shares by Ruhrkohle and Shell and interest expressed by Carbozulia, Ruhrkohle and Shell in assessing joint exploration, development and exploitation of the Paso Diablo and Socuy mining concessions. In this regard, the Company was authorized to make disbursements in respect of this project, which would be later funded by each of the participating shareholders according to their proportionate ownership of Class "A" and Class "B" shares.

The joint venture agreement entered into by the Company's shareholders entailed an initial phase, or temporary plan, based on which the Company is currently operating, and a second, or subsequent development phase, calling for additional investment and decisions on the part of the partners. In March 2001 this joint venture agreement was amended to indicate that expansion of the mine would depend on the Company's ability to produce and export coal.

In March 2001 Shell Coal (South America) Limited sold its interest to Anglo Coal (Venezuela) Limited.

b) Operations

Leasing of coal mining -

In 1986 Corporacion de Desarrollo de la Region Zuliana (Corpozulia) entered into a contract with the shareholder of Carbozulia, Petroleos de Venezuela, S.A. (PDVSA), whereby the latter undertakes to lease coal mining concessions in the Guasare region for thirty years. Carbozulia and PDVSA are government related entities. Under this lease contract, Corpozulia will be paid, for each metric ton of coal exported, an amount in bolivars equivalent to 10% of the sales price at a Venezuelan port, calculated in accordance with certain predetermined rules. In 1988 PDVSA entered into a contract with Carbozulia whereby the former assigned and transferred to Carbozulia all rights and obligations arising out of this lease contract. It further established that Carbozulia would partially assign the aforementioned lease contract to the Company.

During the year ended December 31, 2003, lease contract costs amounted to US$19.9 million (US$23.4 million in 2002). At December 31, 2003, accounts payable to Corpozulia amount to US$3.3 million paid during 2004 (US$2.7 million in 2002 paid during 2003) (see Note 3).

Contractor compensation -

In April 1999 the Company awarded a management contract for the Paso Diablo Mine to the contractor Morrison Knudsen Venezuela, S.A. to ensure the use of best practices for coal mining, among other things, as a means of reducing operating costs and increasing productivity in all mining-related areas. This contract is for five years until June 30, 2004 and has a total cost of US$26.5 million. During the year ended December 31, 2003, the cost amounted to US$4.6 million (US$5.2 million in 2002).

Other -

On December 2, 2002, employers' and workers' organizations, together with political and civic organizations began a National Civic Work-stoppage in Venezuela, which seriously affected many of the country's economic activities, especially the oil industry. As a result of these circumstances, the Company partially suspended operations due to lack of fuel and transportation services between December 2002 and January 2003.

The Company considers itself as operating in a single business segment (coal) in one country only (Venezuela).

At December 31, 2003 and 2002, the Company has 1,048 and 1,019 employees, respectively, on its monthly professional and non-professional payrolls.

At a PDVSA Board of Directors' Meeting held on October 30, 2003, the Directors resolved to accept the terms for the transfer of activities, assets and shares held by PDVSA in Carbozulia (the Company's shareholder) to Corporacion de Desarrollo de la Region Zuliana (Corpozulia) and to submit it for approval at PDVSA's Shareholders' Meeting. This free-of-charge transfer to Corpozulia of all ownership rights to Carbozulia shares held by PDVSA was published in the Official Gazette on February 2, 2004.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

The Company maintains its accounting books and records in Venezuelan bolivars and prepares its financial statements in accordance with accounting principles generally accepted in

                                                                             (2)

Venezuela, which provide the basis for the payment of dividends. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S.
GAAP) and have been remeasured into U.S. dollars as discussed below.

a) Measurement currency and remeasurement into U.S. dollars

The Company's main economic operating environment is the international coal market, and its functional currency is the U.S. dollar. Most income, as well as costs, expenses and investments, is denominated in U.S. dollars.

The financial statements in nominal bolivars were remeasured into U.S. dollars in accordance with criteria established in Statement of Financial Accounting Standards No. 52 (SFAS 52) "Foreign currency translation" as applicable to an entity whose functional currency is the U.S. dollar. Pursuant to SFAS 52, the balances in nominal bolivars have been remeasured into U.S. dollars as follows:

                  Account                                Exchange rate
-------------------------------------------             ---------------
Current assets                                          Current
Inventories, fixed assets, and other assets             Historic
Liabilities                                             Current
Shareholders' equity                                    Historic
Depreciation and amortization                           Historic
Income and expense                                      Monthly average

Company revenue is derived from export sales mainly billed in U.S. dollars and their equivalent amounts in bolivars.

The remeasurement adjustment is included in the statement of income. Exchange gains and losses arise mainly from the effect of exchange rate fluctuations on net monetary items in the financial statements and are included in the statement of income.

At December 31, the Company has the following monetary assets and liabilities denominated in currencies other than the U.S. dollar (mainly bolivars), shown at their equivalent amounts:

                                                                          2003    2002
                                                                         ------  -------
                                                                          (Thousands of
                                                                           U.S. dollars)
Monetary assets                                                          53,909   15,398
Monetary liabilities                                                     32,516   39,373
                                                                         ------  -------

   Total net monetary assets (liabilities)(equivalent in U.S. dollars)   21,393  (23,975)
                                                                         ======  =======

                                                                             (3)

The Company does not engage in hedging activities on its balances and transactions in bolivars.

The year-end exchange rate, the average exchange rate, and the interannual increase of the Consumer Price Index (CPI), published by the Central Bank of Venezuela (BCV), were as follows:

                                                     2003          2002
                                                   --------      --------
Purchase exchange rate at December 31 (Bs/US$1)    1,596.00      1,399.50
Average exchange rate for the year (Bs/US$1)       1,617.13      1,161.65
Interannual increase of the CPI (%)                   27.08         31.22

b) Cash and cash equivalents

Cash and cash equivalents consist of money market certificates and other high quality instruments initially maturing within three months or less. Such investments are stated at cost, which approximates market value.

Publicly traded securities purchased for sale in the short-term are classified as trading securities and carried at fair value. Changes in fair value and cost are included in the statement of income.

c) Inventories

Mined coal inventories are valued based on the "first-in, first-out" (FIFO) method. Inventories of spare parts and supplies are valued at average cost, net of an estimated amount for obsolescence and low turnover to cover possible losses. These costs do not exceed net realizable value. Costs include labor and exploitation costs.

d) Fixed assets

Fixed assets are recorded at cost, net of accumulated depreciation. Additions, renewals and improvements that significantly increase the productivity or useful lives of the assets are capitalized; disbursements for maintenance and repairs are expensed.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (ten years for buildings, eight years for machinery and ten years for furniture and other).

e) Accrual for employee termination benefits, retirement and profit-sharing

The Company accrues for its liability in respect of employee termination benefits, which are a vested right of employees based on the Venezuelan Labor Law and the Company's personnel benefit policies. The Company deposits employee termination benefits in a trust fund in the name of each employee. Under certain circumstances, this Law provides for an additional indemnity for unjustified dismissals.

                                                                             (4)

In addition, the Venezuelan Labor Law calls for a profit-sharing bonus payable to employees for an annual amount equivalent to 15% of the Company's pre-tax income. This bonus will range from a minimum of 15 days' salary to a maximum of 120 days' salary. During the years ended 2003 and 2002, the Company accrued and paid a profit-sharing bonus equivalent to 120 days of salary.

In 1992 the Company set up a retirement plan to benefit a specific number of employees, particularly professional personnel who voluntarily accept the plan and meet length-of-service and age requirements set out in the plan. The plan consists of defined contributions and is limited to a specific number of monthly payments. The plan does not provide for acquired rights after reaching retirement age and is based on certain considerations. The contribution for the year is expensed.

f) Deferred income tax

The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for income taxes" (SFAS 109). SFAS 109 requires an asset and liability method of accounting for income tax. Under this method, deferred income taxes reflect the net effect of the expected future tax consequences of:
(a) "temporary differences" by applying statutory tax rates applicable to future years to differences between the amounts in the financial statements and the tax bases of existing assets and liabilities, and (b) tax credits and tax loss carryforwards. Additionally, under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized as part of income for the year. If it is more likely than not that some portion or the entire deferred income tax asset will not be realized, an appropriate valuation allowance is recorded.

As described in Note 10, for Venezuelan tax purposes, the Company is required to adjust the tax bases of its respective nonmonetary assets and liabilities for the effects of inflation as from the 1993 fiscal year. Under SFAS 109, deferred income tax assets are not recognized for the future net benefits from initial and annual inflation adjustments.

g) Fair value of financial instruments

The fair value of a financial instrument is defined as the amount for which an instrument can be exchanged in normal transactions between two knowledgeable and willing parties.

At December 31, 2003, the net carrying value of cash, investment securities, accounts receivable, bank loans, accounts payable and other accrued liabilities approximates their estimated fair value due to the short-term maturities of these instruments.

Long-term accounts receivable comprise balances in respect of sales to employees of housing facilities to be amortized over ten years.

                                                                             (5)

h) Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses for the reporting period. Actual results may differ from those estimates.

i) Concentration of credit risk

The financial instruments exposed to concentration of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company's cash is placed with a diversified group of financial institutions. Accounts receivable are currently concentrated with related companies (see Note 3).

j) Recognition of revenue, costs and expenses

As agreed with its customers, Company's revenue is derived mostly from coal export sales in U.S. dollars or their equivalent amount in bolivars, which is recognized when risk and ownership of coal sold is transferred. Costs and expenses are expensed as incurred.

k) Accounting for asset retirement obligations

SFAS No. 143, which was adopted by the Company on January 1, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. The Company's asset retirement obligation (ARO) liabilities primarily consist of spending estimates to reclaim surface land and support facilities at both surface and underground mines, in accordance with laws, standards and decrees issued by the Venezuelan government to protect the environment and coal mine concession.

The Company estimates its ARO liabilities for final reclamation and mine closure based on detailed engineering calculations of the amount and timing of future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation, then discounted at the credit-adjusted, risk-free rate. The Company records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the straight-line method over the life of the coal mining concession until 2021 and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs, or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate.

The Company also recognizes an obligation for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and revegetation of backfilled pit areas.

                                                                             (6)

The statement of income at December 31, 2002 includes the effect of the adoption of this standard on Cumulative effect of change in accounting principle.

l) Accounting for impairment of long-lived assets

SFAS No. 144 "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of (SFAS 144) requires that assets to be disposed of be reported at the lower of carrying amount or fair value and recoverable value. The Company reviews for impairment its long-lived assets to be held or used, whenever events indicate that the carrying value of an asset may not be recoverable. If it is not expected that an asset will be recovered through future undiscounted cash flows, then the asset is written down to fair value, which is generally determined from estimated discounted net future cash flows.

m) Comprehensive income (loss)

SFAS No. 130 "Reporting comprehensive income" establishes guidelines for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income represents changes in the Company's shareholders' equity for the period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity for the period, except those resulting from investments by owners and distributions to owners. The Company has not identified any other component of other comprehensive income.

n) Segment reporting

SFAS No. 131 "Disclosures about segments of an enterprise and related information" requires a business enterprise to report financial and descriptive information about its operating segments. Generally, presentation of segment financial information is required on the same or similar basis as used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company considers itself as operating in a single business segment (coal) in one country only (Venezuela).

NOTE 3 - BALANCES AND TRANSACTIONS WITH SHAREHOLDERS AND RELATED COMPANIES:

The Company belongs to a group of related companies and conducts transactions and maintains balances for significant amounts with other members of the group derived from export sales, services rendered, administrative services charges and leasing coal mining.

                                                                             (7)

Balances with shareholders and related companies at December 31 comprise the following:

                                                        2003       2002
                                                        ----       ----
                                                        (Thousands of
                                                         U.S. dollars)
Receivables:
 Guasare Coal International, N.V.                       30,116     5,588
 Anglo Coal Marketing, Ltd. (shareholder)               18,899     8,400
 Rag Trading Americas Corporation, USA (shareholder)     5,812       246
 Rag Trading GMBH                                        2,097     1,794
 Carbones de la Guajira, S.A.                              296       258
                                                        ------    ------

                                                        57,220    16,286
                                                        ======    ======
Payables:
 Corpozulia (Note 1-b)                                   3,293     2,683
 Carbozulia (shareholder)                                  150       131
 Ruhrkohle (former shareholder)                              -         3
                                                        ------    ------

                                                         3,443     2,817
                                                        ======    ======

Balances receivable from shareholders and related companies are interest-free and have short-term maturities.

The Company exports all of its products to related companies abroad. As from September 2003, the Company and the related company Guasare Coal International, N.V. made coal sales amounting to Bs 61,477 million, equivalent to US$38 million (see Note 14).

Accounts receivable from Guasare Coal International, N.V., Anglo Coal Marketing, Ltd., Rag Trading Americas Corporation, USA and Rag Trading GMBH are mainly in respect of coal sales.

During the years ended December 31, 2003 and 2002, coal sales to shareholders and related companies were as follows:

                                                      2003       2002
                                                     -------    -------
                                                       (Thousands of
                                                       U.S. dollars)
Guasare Coal International, N.V.                     105,680    127,378
Anglo Coal Marketing, Ltd. (shareholder)              44,664     52,466
Rag Trading Americas Corporation, USA (shareholder)   35,631     15,106
Rag Trading GMBH                                      14,458     33,268
                                                     -------    -------

                                                     200,433    228,218
                                                     =======    =======

                                                                             (8)

Accounts receivable from Carbones de la Guajira, S.A. are mainly in respect of charges made for services rendered.

Accounts payable to Carbozulia are mainly in respect of administrative service charges.

Accounts payable to Ruhrkohle are in respect of dividends declared at December 31, 2002 and paid during 2003.

NOTE 4 - ACCOUNTS RECEIVABLE FROM EMPLOYEES AND OTHER:

Accounts receivable from employees and other comprise the following:

                          2003    2002
                          -----   -----
                          (Thousands of
                           U.S. dollars)
Housing Plan              2,306   3,125
Other                       606   1,561
                          -----   -----

                          2,912   4,686

Less-current portion        972   2,008
                          -----   -----

Long-term portion         1,940   2,678
                          =====   =====

The Housing Plan entails the sale to Company employees of houses located on "Mi Fortuna" lots, as approved at the Board of Directors' Meeting of November 1998. During 2003 the amortization of long-term accounts receivable amounted to US$417,000, as included in the statement of income and was determined based on a ten-year amortization period as per Company's policies.

NOTE 5 - INVENTORIES:

Inventories at December 31 comprise the following:

                                                            2003       2002
                                                           ------     ------
                                                             (Thousands of
                                                             U.S. dollars)
Coal                                                        4,039      8,840
Spare parts and supplies, net of provision for
 obsolescence of US$3,200,000 in 2003 and 2002             11,689     12,721
                                                           ------     ------

                                                           15,728     21,561
                                                           ======     ======

At December 31, 2003, coal inventories amount to 164,335 metric tons (603,440 metric tons in 2002).

                                                                             (9)

At December 31, 2003, US$8.5 million of the spare parts and supplies balance is classified as low or slow-moving based on subledgers. The Company has set aside a provision for inventory obsolescence amounting to US$3.2 million.

NOTE 6 - FIXED ASSETS:

Fixed assets at December 31 comprise the following:

                                     2003        2002
                                   --------    ---------
                                      (Thousands of
                                       U.S. dollars)
Buildings                            50,138       48,061
Machinery                           187,544      186,244
Furniture and other                  14,344       16,233
                                   --------    ---------

                                    252,026      250,538

Less - Accumulated depreciation    (195,114)    (184,374)
                                   --------    ---------

                                     56,912       66,164

Work in progress                      7,516        4,224

Land                                    139          139
                                   --------    ---------

                                     64,567       70,527
                                   ========    =========

At December 31, 2003 and 2002, fixed asset depreciation expense amounts to US$14,048,000 and US$13,706,000, respectively.

At December 31, 2003, the balance of other projects in progress includes improvements (mainly acquisition and installation of hardware) to the technological platform used by the Company scheduled for completion in 2004.

NOTE 7 - BANK LOANS:

At December 31, 2003, the Company has bank loans with local financial institutions for working capital denominated in bolivars of Bs 10,000 million (equivalent to US$6,250,000). These loans bear 19.5% average annual interest and mature in February 2004. They were renewed on February 2004 until April 2004.

                                                                            (10)

NOTE 8 - ACCRUALS AND OTHER PAYABLES:

Accruals and other payables at December 31 comprise the following:

                                                      2003      2002
                                                      ----      ----
                                                      (Thousands of
                                                       U.S. dollars)
Accrual for contingencies (Note 13)                   1,944     1,705
Labor benefits and social contributions (Note 11)     2,511     2,521
Withholdings to third parties and other               2,048       594
Other payables and municipal taxes                      932     1,650
Other                                                 2,808     2,966
                                                     ------     -----

                                                     10,243     9,436
                                                     ======     =====

NOTE 9 - SHAREHOLDERS' EQUITY:

Capital stock -

At December 31, 2003 and 2002, the Company's capital stock is represented by 1,192,488,159 shares with a par value of Bs 1 each and shareholders' interests as follows:

                                                                           Thousands of
          Shareholders           Class of shares      Number of shares     U.S. dollars
------------------------------   ---------------      ----------------     ------------
Carbozulia, S.A.                       A                  576,822,452         39,463
Rag Coal International AG              B                  285,186,555         19,512
Anglo Coal (Venezuela) Limited         B                  285,186,555         19,512
Carbones del Guasare, S.A.             C                   15,292,597          1,034
Rag Coal International AG              P                   15,000,000             89
Anglo Coal (Venezuela) Limited         P                   15,000,000             89
                                                        -------------         ------
                                                        1,192,488,159         79,699
Less - Treasury stock:
 Carbones del Guasare, S.A.            C                  (15,292,597)        (1,034)
                                                        -------------         ------

    Total                                               1,177,195,562         78,665
                                                        =============         ======

Among other matters, the Company's incorporation papers set out the following:
a) all shareholders have equal rights, except regarding the election of the Board of Directors and the Chairman; the Board of Directors will be comprised of four principal directors and eight alternates elected as follows: two principal directors, one to act as Chairman of the Board and four alternates to be appointed by the majority of Class "A" shareholders; two principal directors and four alternates to be appointed by the majority of Class "B" shareholders; b) Class "C" shares will be offered to private Venezuelan investors through a trust fund set up for this purpose; c) Class "C" shares may not be owned by Class "A" and "B" shareholders, by any other than Venezuelan individuals or corporations, or by legal entities in which the Venezuelan government has more than a 50% interest, and d) preferred Class "P" shares shall only be entitled to a preferred dividend equivalent to the average lending rate at certain local

                                                                            (11)
banks. Preferred shares shall entitle their holders to no further rights with regard to the distribution of the Company's earnings and will be redeemed once most Class "A" shares are owned by one or more companies whose owner is not, directly or indirectly, the Bolivarian Republic of Venezuela. Class "P" shares will be redeemed upon payment of subscription price plus any dividends outstanding at the date of redemption and will entitle their holders to voting rights only on those matters set out in the Company's bylaws.

Dividends -

In 2003 the Company paid preferred cash dividends of US$8,000 (US$14,000 in 2002). The average lending rates for 2003 and 2002 of preferred dividends were
41.06 % and 51.08 %, respectively. In addition, at Special Shareholders' Meetings held in February and November 2003, the shareholders declared cash dividends payable to holders of common shares of US$20 million (US$70 million in 2002).

NOTE 10 - TAXES:

Estimated tax expense at December 31 comprises the following:

                        2003     2002
                       ------   ------
                        (Thousands of
                         U.S. dollars)
Income tax             14,429   30,430
Deferred income tax    (2,530)       -
Other                       -      535
                       ------   ------
 Total tax expense     11,899   30,965
                       ======   ======

Income tax -

The Venezuelan Income Tax Law requires annual inflation adjustments to calculate taxable income. The main reconciling items between book and tax income, which affected computation of the income tax expense for the year, arise primarily from the annual inflation adjustment, which is calculated by adjusting all nonmonetary assets and liabilities and initial fiscal shareholders' equity in accordance with changes in the Consumer Price Index (CPI) accrued for the year or as from the date of acquisition of nonmonetary assets, assumption of nonmonetary liabilities or increase or decrease in initial fiscal inflation-adjusted shareholders' equity.

This Law allows investment tax credits to be carried forward for three years to offset tax expenses. During 2003 the Company used the whole of the investment tax credit balance for the year of US$350,000 (US$1,100,000 in 2002), and tax credits in respect of environment-related investments of US$59,000 (US$248,000 in 2002). Under the Venezuelan Income Tax Law, differences result between the amount of income tax computed by the Company at 34%

                                                                            (12)
statutory income tax rates and the effective income tax rates for the years reported as summarized below:

                                                                2003      2002
                                                                -----    ------
                                                                 (Thousands of
                                                                 U.S. dollars)
Notional tax expense at the statutory income tax rate          15,267    23,193
Increase (decrease) in the statutory tax rate resulting from:
 Effect of the annual inflation adjustment                     (6,935)   (4,950)
 Nontaxable and nondeductible items                               341      (708)
 Utilization of investment and environmental tax credits         (409)   (1,348)
 Taxable exchange gain from financial statements expressed in
  bolivars                                                      8,629    12,832
 Remeasurement adjustment                                      (2,464)    1,411
 Deferred income tax, net of provision                         (2,530)        -
 Other                                                              -       535
                                                               ------    ------

   Book expense                                                11,899    30,965
                                                               ======    ======

Net deferred income tax assets at December 31 comprise the following:

                                                 2003       2002
                                                 -----     ------
                                                  (Thousands of
                                                   U.S. dollars)
Difference between accounting base and
 tax base and other nondeductible provisions
 until payment                                   3,188      3,171
Provision for deferred income tax assets          (658)    (3,171)
                                                 -----     ------

  Total deferred income tax assets               2,530          -
                                                 =====     ======

Business assets tax -

Business assets tax is a minimum tax, complementary to income tax. It is calculated as 1% of the simple average of the inflation-adjusted nonmonetary and monetary assets based on amounts at the beginning and end of the year. Under current regulation, in 2003 and 2002 the company computed this tax together with income tax. No business assets tax was computed for the years.

                                                                            (13)

Below is a breakdown of tax computation and utilization of investment tax credits during the years ended December 31:

                                                            2003      2002
                                                           ------    -------
                                                              Thousands of
                                                              U.S. dollars)
Income tax for the year                                    14,838     31,778
Utilization of investment and environmental tax credits      (409)    (1,348)
                                                           ------    -------
        Tax expense                                        14,429     30,430
                                                           ======    =======

Exploitation tax -

Exploitation tax is paid based on mined coal and amounts to 3% of production value at pithead calculated in accordance with guidelines established by the Ministry of Energy and Mines.

Value added tax -

At December 31, 2003, the Company has US$14.1 million, in respect of value added tax credits, net of provision. This balance includes US$7 million (US$1.5 million in 2002) in respect of tax reimbursement certificates approved by the National Integrated Tax Administration Service (SENIAT) during 2003 for the October 2002 to July 2003 tax periods. It also includes US$1.1 million, for the August 2003 tax period in respect of tax reimbursement certificates to date not approved by SENIAT. Tax credits of US$5.1 million pending for the September to December 2003 tax period are also included.

The aforementioned balance also includes tax credits of US$1.5 million in respect of the August 1994 to October 2002 tax period, which were rejected by SENIAT and for which the Company filed appeals with Tax Courts of US$1.7 million. To date, the Company has set aside a provision for rejected tax credits of US$709,000.

During 2003 tax credits of US$875,000 were sold for the September 2002 tax period. In addition, US$1.2 million was offset against the estimated income tax return and US$14,000 was charged to income.

On December 10, 2003, the Company filed a tax appeal in respect of value added tax through administrative resolutions RZ-DR-CR-2003-1090, RZ-DR-CR-2003-1092, RZ-DR-CR-2003-1465 and RZ-DR-CR-2003-1476 for March, April, May and June 2003. Tax credits amounting to US$134,000 were rejected. An appeal for constitutional protection for US$3,186,000 was also filed in respect of tax credits for exporters approved through resolutions issued by SENIAT that the Company has been unable to use since tax reimbursement certificates have not been issued.

                                                                            (14)

Transfer pricing -

In October 1999 the Venezuelan government enacted Decree No. 307 for the partial reform of the Income Tax Law to introduce transfer-pricing regulations. According to this reform, taxpayers that conduct transactions with related parties abroad are required to calculate income, costs and deductions applying the methodology set out in the Law. The Company conducts significant transactions with related parties abroad and, at December 31, 2003, management is making the study needed to determine the effect on taxable income that computation of transfer prices might have. For the year ended December 31, 2002, the Company is completing this study and has determined no impact on taxable income at that date.

Bank debit tax -

The Venezuelan government enacted by decree the Bank Debit Tax Law in March 2002. This tax is levied upon debits or withdrawals made from current and savings accounts, custody deposits, or any other type of demand deposit, liquid asset funds, trust funds and other financial market funds or financial instruments transacted by individuals or corporations with Venezuelan banks and financial institutions.

In March 2003 a partial reform of the Bank Debit Tax Law was enacted mainly to modify the tax rate. Bank debit tax rates were set at 1% until June 30, 2003 and 0.75% as from that date. At December 31, 2003, the Company recorded bank debit tax expense of US$765,000 (US$547,000 in 2002), included under Operating expenses.

NOTE 11 - ACCRUAL FOR DEFINED CONTRIBUTIONS RETIREMENT PLAN:

In December 1992 the Company set up a retirement plan to benefit a specific number of employees, particularly professional personnel who voluntarily accept the plan and meet length-of-service and age requirements set out in the plan. The plan consists of defined contributions and is limited to 180 monthly payments after the retirement date and an additional payment at the end of each year. The Company's contributions are determined in accordance with the employee's last salary (at December 31, 2003, the percentage was 26% of the monthly base salary). Registered employees contribute 3% of their monthly base salary. For the year ended December 31, 2003, expenses in this connection amounted to US$151,000 (US$182,000 in 2002), included under General, selling and administrative expenses. The first retirement took place during 2003 in respect of which payments of US$2,027 were made.

Company's management used actuarial studies to determine liabilities at the beginning of the plan in respect of benefits included in the retirement plan for eligible personnel. At December 31, 2003, the liability amounts to US$1.3 million, shown under Accruals and other payables.

                                                                            (15)

Accrued pension plan liability at December 31 comprises the following:

                           2003      2002
                           -----    -----
                           (Thousands of
                             U.S. dollars
Active employees           1,203    1,144
Retired employees             64        -
                           -----    -----

        Total liability    1,267    1,144
                           =====    =====

NOTE 12 - PROVISION FOR ASSET RETIREMENT OBLIGATION:

Reconciliation of the Company's provision for asset retirement obligation for the years ended December 31, 2003 and 2002 is as follows:

                                                       2003     2002
                                                       ----     ----
                                                       (Thousands of
                                                        U.S. dollars)
Provision at the beginning of the year                 2,730        -
Upon adoption at January 1, 2002                           -    1,812
cumulative effect of change in accounting principle        -      829
Accretion expense of the year                             93       89
                                                       -----    -----

Provision at the end of the year                       2,823    2,730
                                                       =====    =====

At December 31, 2003 and 2002, asset retirement depreciation expense amounts to US$53,000. The effect of accumulated depreciation of asset between 1988 and January 1, 2002 (the date this standard was adopted) of approximately US$746,000 is recorded in the statement of income for 2002 under Cumulative effect of change in accounting principle.

Cumulative effect of change in accounting principle as of December 31, 2002 comprises the following:

                                                                (Thousands of
                                                                U.S. dollars)
Effects of accumulated:
 Accretion of liability between 1998 and January 1, 2002             829
 Depreciation of asset between 1998 and January 1, 2002              746
 Taxes                                                              (535)
                                                                   -----
Cumulative effect of change in accounting principle                1,040
                                                                   =====

                                                                            (16)

NOTE 13 - CONTINGENCIES:

Tax claims -

In 1995 and 1994, the Tax Authorities issued additional tax assessments in respect of the Company's income tax returns for 1988 through 1994. These assessments disallowed tax exemptions on income earned during those years. In 1995 and 1996, the Company appealed these tax assessments and requested and obtained correction of its tax payment forms. In 1996 the Board of Directors availed itself of the Tax Amnesty Law and paid US$5,600,000 in connection with 1991 to 1994 tax years. In July 1998 the Company received settlement notices for 1991-1994; settlement for 1990 is still pending. At December 31, 2003, the Company has accrued US$1.5 million to cover any additional liability in this connection. In the opinion of Company's management and its legal counsel, the outcome will be favorable to the Company since disallowance is not well grounded in law.

Labor-related claims and assessments -

In the normal course of its business, labor-related claims and tax assessments by the Tax Authorities have been filed against the Company for which respective appeals have been filed. Company's management and its legal counsel expect a favorable outcome; however, a provision of US$453,000 has been set aside to cover this contingent liability.

NOTE 14 - EXCHANGE CONTROL:

On January 21, 2003, the Venezuelan government announced the closure of the foreign exchange market in Venezuela. On February 5, 2003, BCV and the Ministry of Finance began to publish the legal instruments regulating the exchange control regime, one of which established official exchange rates of Bs 1,596/US$1 (purchase) and Bs 1,600/US$1 (sale). On that same date, the government created the Commission for the Administration of Foreign Currency (CADIVI) with the task of establishing the detailed rules and regulations and generally administering the exchange control regime.

Among other things, the first of these legal instruments requires the sale of all incoming currency to BCV and temporarily suspends all purchases and sales in local currency of securities issued by the Venezuelan government in foreign currency. BCV now centralizes all currency purchases and sales in the country.

CADIVI has subsequently issued resolutions on different requirements in connection with the administration of the exchange control regime, such as user registration, guidelines for importers and exporters, and the registration of private-sector foreign debt at January 22, 2003.

Until March 16, 2004, the Company has applied to CADIVI for a total of US$19.4 million to pay for imports, of which US$13.9 million has already been approved. Of these amounts, at March 16, 2004, US$2.9 million had actually been received from BCV.

                                                                            (17)

As an exporter, the Company has sold US$152 million to BCV from exports made as from the effective date of the new exchange control regime and actually collected up to March 16, 2004.

On February 6, 2004, the Ministry of Finance and BCV established new official exchange rates, as from that date, of Bs 1,915.20/US$1 (purchase) and Bs 1,920/US$1 (sale). This change in the official exchange rates resulted in an increase in the Company's assets and an exchange gain of Bs 4,903 million to be included in the results for 2004.

Currency purchases authorized by CADIVI in process of settlement by BCV (Authorizations for Currency Liquidation, as defined in the exchange regulations) prior to February 6, 2004, will be settled at the official exchange rates effective at the date such authorizations were issued by CADIVI. In this regard, on February 6, 2004, the Company had received Authorizations for Currency Liquidation from CADIVI of US$11 million in the process of settlement by BCV at the official exchange rate of Bs 1,600/US$1.

As described in Note 3, as from September 2003, the Company's exports to Guasare Coal International, N.V. are denominated in bolivars. In the opinion of Company's management and its legal counsel, income received in bolivars as a result of transactions abroad is not subject to the exchange control regime since it regulates transactions generating U.S. dollars or other currencies coming into the country.

NOTE 15 - RECENTLY ISSUED ACCOUNTING STANDARDS:

In April 2002 the FASB issued SFAS No. 145 "Rescission of FASB Statement Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" (SFAS
145). The most significant provision of this Statement is the rescission of FASB Statement No. 4 "Reporting gains and losses from extinguishment of debt" (FASB
4), which required that gains and losses from extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. The provisions of this Statement, in respect of the rescission of Statement No. 4, shall be applied for fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt, classified as an extraordinary item in prior periods and not meeting the criteria in APB Opinion No. 30 for classification as an extraordinary item, shall be reclassified. The adoption of SFAS 145 did not have an impact on the Company's financial position or the results of its operations.

In June 2002 the FASB issued SFAS No. 146 "Accounting for costs associated with exit or disposal activities" (SFAS 146). SFAS 146 addresses financial accounting and reporting of costs associated with exit and disposal activities, including restructuring activities, and nullifies Emerging Issues Task Force Issue No. 94-3 "Liability recognition for certain employee termination benefits and other costs to exit an activity (including certain costs incurred in a restructuring)" (EITF 94-3). SFAS 146 requires that the liability for a cost associated with an exit or disposal activity be recognized when incurred. The provisions of this Statement are

                                                                            (18)
effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have an impact on the Company's financial position or the results of its operations.

SFAS No. 148 "Accounting for stock-based compensation - Transition and disclosure - An amendment of SFAS No. 123" was issued in December 2002. SFAS 148 is effective for years beginning after December 15, 2002 and provides three methods of transition for voluntary change to the fair value-based method of accounting for stock-based employee compensation. The Company considers that adoption of this Statement will not have an impact on its financial position or the results of its operations.

In April 2003 the FASB issued SFAS No. 149 Amendment of Statement No. 133 "Derivative instruments and hedging activities" applicable for contracts entered into or modified or hedging relationships designated after June 30, 2003. This Statement amends and clarifies accounting and reporting for derivative instruments and requires all derivatives to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The Statement permits special hedge accounting for fair value, cash flows and foreign currency hedges provided specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging. The adoption of this Statement did not have an impact on the Company's financial position or the results of its operations.

In May 2003 the FASB issued SFAS No. 150 "Accounting for certain financial instruments with characteristics of both liabilities and equity." SFAS 150 improves accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that these instruments be classified as liabilities in statements of financial position. SFAS 150 is applicable to all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable for the Company's fiscal year ending December 31, 2003. The Company considers that adoption of this Statement will not have an impact on its financial statements.

In November 2002 the FASB issued Interpretation No. 45 "Guarantor's accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others" (FIN 45), which requires a liability to be recorded at the inception of certain guarantees for the fair value of the obligation. The offsetting entry is dependent on the nature of the guarantee of the asset being recorded, such as the consideration received for providing a letter of credit or prepaid rent for a residual value guarantee in an operating lease. The liability recorded will typically be reduced by a credit to the results of operations as the guarantee lapses, which generally will occur on a systematic basis over the term of the guarantee or its settlement. The initial measurement and recognition of FIN 45 provisions are effective for applicable guarantees written or modified after December 31, 2002 with disclosure requirements applicable to the Company for the year ended December 31, 2003. The adoption of this Statement did not have an impact on the Company's financial position or the results of its operations.

                                                                            (19)

In January 2003 the FASB issued Interpretation 46 "Consolidation of variable interest entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51 "Consolidated financial statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These types of entities are referred to as VIEs. FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include assets, liabilities, non-controlling interests and results of activities of a VIE. It is immediately applicable to all VIEs created after January 31, 2003 and effective beginning the third quarter for VIEs created prior to issuance of the interpretation. The adoption of this pronouncement did not have an impact on the Company's financial position or the results of its operations.

                                                                            (20)